Exhibit 99.2

News Release

Entrust Separates Chairman and CEO Roles

DALLAS – November 25, 2008 – Entrust, Inc. [NASDAQ: ENTU], a world leader in securing digital identities and information, announced today that the roles of Chairman and CEO have been separated. Michael E. McGrath will serve as non-executive Chairman of the Board of Directors. Bill Conner will continue to serve on the Board of Directors, as well as serving as the company’s president and CEO.

Entrust’s board has always recognized the importance of strong independent leadership and believes the separation of Chairman and CEO roles strengthens this independent leadership. This move is the next step in following best practices in corporate governance.

“Bill has been a strong leader by enabling Entrust to achieve a leadership position in public key infrastructure, fraud detection and risk-based authentication, and I am 100 percent supportive of him and the management team’s ability to lead the company,” said McGrath. “With this change, Bill will be able to focus even more intensely on leading the company as its president and CEO, while I’ll handle the functions of Chairman of the Board. We feel this move is also prudent in maintaining our high standards of good corporate governance.”

Conner will continue to serve on the board and report to the full Board of Directors. He will continue to be fully responsible for management of the company. The change is effective immediately.

“McGrath’s deep knowledge of the software industry and his commitment to our shareholders has made him an extremely effective director,” said Entrust President and Chief Executive Officer Bill Conner. “In this challenging economic environment, my management team and I are pleased that McGrath agreed to assume the role and responsibilities of Chairman. This will allow me to focus 100 percent of my time and attention on guiding the company through the current environment, as well as building and delivering enhanced value for the benefit of our shareholders, customers and employees.”

McGrath has served as an Entrust director since February 2007 and also serves on the Compensation Committee. McGrath was CEO of i2 Technologies [NASDAQ: ITWO] from February 2005 until July 2007. During his leadership, i2 eliminated its cash/debt deficit, became profitable for the first time in years, was relisted on NASDAQ and ignited growth.

McGrath currently serves as Executive Chairman of Thomas Group (NASDAQ: TGIS), a management consulting firm located in Las Colinas, Texas. Previously he was the founder and CEO of Pittiglio Rabin Todd & McGrath, a leading international management consulting firm. He is also the creator and author of the “Decide Better!” series of books, and author of the best-selling book “Product Strategy for High Technology Companies.” McGrath holds a bachelor’s degree in computer science and management science from Boston College, and a master’s degree in business administration from Harvard Business School.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in 1,700 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

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Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:
David Rockvam	Brooke Hamilton
Investor Relations	Media Relations
972-713-5824	(972) 713-5915
david.rockvam@entrust.com	brooke.hamilton@entrust.com